CERTIFICATE OF INCORPORATION

                                  MAACP, INC.


                                   ARTICLE I

                                     NAME

      The name of the Corporation is MAACP, Inc. (the "Corporation").

                                  ARTICLE II

                                   DURATION

      The period of the Corporation's duration is perpetual.

                                  ARTICLE III

                               BUSINESS PURPOSE

      The nature of the business of the Corporation and the objects or purposes to be transacted, prompted or carried on by it are as follows:

      To engage solely in the following limited activities:

            (i) owning the sole general partnership interest in Mid-America Capital Partners, L.P. (the "Partnership");

            (ii) acting as, and exercising all of the authority as the general partner of the Partnership; and

            (iii) all lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "Act"), but only so long as the same are necessary, appropriate, suitable or convenient to accomplish the objects or purposes specified in subparagraphs (i) and (ii) of this Article III.

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                                  ARTICLE IV

                               AUTHORIZED SHARES

            The aggregate number of shares which the Corporation shall have the authority to issue is 10,000 shares of Common Stock, par value of $0.01 per share with a total value of $100.00. The corporation is a for-profit corporation.

                                   ARTICLE V

                               PREEMPTIVE RIGHTS

      No holder of shares of the Corporation shall, as such holder, have any right to purchase or subscribe for any part of the unissued shares of the Corporation of any class, now or hereafter authorized, or of any bond, debenture, obligation or instrument which the Corporation may issue or sell that shall be convertible into or exchangeable for or entitle the holders thereof to purchase or subscribe for any shares of the Corporation of any class, now or hereafter authorized, other than such right, if any, as the Board of Directors of the Corporation in its discretion may determine.

                                  ARTICLE VI

                               PRINCIPAL OFFICE

      The street address of the principal office of the Corporation is 1209 Orange Street, Wilmington, Delaware 19801.

                                  ARTICLE VII

            INITIAL REGISTERED OFFICE AND INITIAL REGISTERED AGENT

      The street address of the registered office of the Corporation is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, New Castle County, and the name of its initial registered agent at such address is The Corporation Trust Company.

                                 ARTICLE VIII

                       NAME AND ADDRESS OF INCORPORATOR

      The name and mailing address of the Incorporator is Desiree M. Franklin, 165 Madison Avenue, Suite 2000, Memphis, Tennessee 38103.


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                                  ARTICLE IX

                          RESTRICTIONS ON OPERATIONS

      1. The Corporation shall have not less than one Independent Director. An "Independent Director" shall mean a director of the Corporation who is not and has not been at any time during the five (5) years preceding the time of initial appointment: (a) a stockholder, director, officer, employee, partner, attorney or counsel of the Corporation, the Partnership, or any affiliate of either of them; (b) a customer, supplier or other person who derives more than 10% of its purchases or revenues from its activities with the Corporation, the Partnership, or any affiliate of either of them; (c) a person or other entity controlling or under common control with any such stockholder, partner, customer, supplier or other person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other person. (As used herein, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a person or entity, whether through ownership of voting securities, by contract or otherwise.). If the Independent Director resigns, dies or becomes incapacitated, or such position is otherwise vacant, no action requiring the unanimous affirmative vote of the board of directors shall be taken until a successor Independent Director is elected and qualified and approves such action. In the event of the death, incapacity or resignation of the Independent Director or a vacancy for any other reason, a successor Independent Director shall be appointed immediately by the remaining directors.

      2. The Corporation shall not incur any indebtedness, except as it is liable for the Partnership's indebtedness in its capacity as general partner of the Partnership.

      3. The Corporation shall not transfer to any person or entity any assets of the Corporation or of the Partnership except in accordance with (i) applicable law, (ii) the terms of the Debt Documents (hereinafter defined), and
(iii) as approved by the unanimous vote of the Corporation's Board of Directors, including the vote of the Independent Director, except that, subject to the terms of the Debt Documents, the Corporation, as general partner of the Partnership, may transfer assets in the ordinary course of its business undertaken in accordance with Article III of this Certificate of Incorporation and may declare and pay cash dividends to its shareholders in accordance with
(x) the Act and (y) the unanimous approval of its Board of Directors, including the vote of the Independent Director, to the extent that unencumbered funds are available therefor.

      4. Unless permitted by the trust indenture, debt securities, deeds of trust, and assignment of rents and leases to which the Partnership is a party in connection with the $150 million principal amount of secured bridge note and up to subsequent $160 million principal amount of first mortgage bonds of the Partnership pursuant to an Indenture among the Partnership, its limited partner and a trustee to be dated on or about November 17, 1997 (the "Debt Documents"), and approved by the unanimous vote of the Corporation's Board of Directors, including the vote of the Independent Director, the Corporation shall not, and shall not permit the Partnership to, engage in any dissolution, liquidation, consolidation, merger or sale of assets.

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      5. Unless permitted by the Debt Documents, and approved by the unanimous vote of the Corporation's Board of Directors, including the vote of the Independent Director, the Corporation will not amend, alter, change or repeal any provision contained in this Certificate of Incorporation; provided, however, that, unless (i) required by a rating agency in connection with obtaining a rating of the first mortgage bonds issued pursuant to the Indenture and (ii) consented to by the Trustee on behalf of the holders of the secured bridge notes and first mortgage bonds, the Corporation shall in any event not amend, alter, change or repeal any provision contained in Article III or IX of this Certificate of Incorporation. All rights conferred upon shareholders herein are granted subject to the reservation contained in this Article IX.

      6. (a) The fiduciary duty of the directors of the Corporation shall not include a duty to (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceedings; institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protections of debtors generally; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Corporation or the Partnership or a substantial portion of either of their properties; (iii) make any assignment for the benefit of the creditors of the Corporation or the Partnership; or (iv) take any action, or cause the Corporation or the Partnership to take any action, in furtherance of any of the foregoing (any of the above foregoing actions, a "Bankruptcy Action"); and (b) the Corporation shall not take any Bankruptcy Action without the unanimous vote of the board of directors (including the vote of the Independent Director). The Independent Director shall take into account the interests of the Corporation and the Partnership and creditors of the Corporation and the Partnership (including holders of any rated debt) when voting on any Bankruptcy Action. No director or officer of the Corporation shall be liable to the Corporation or any shareholder on account of such director's or officer's good faith reliance on the provisions of this paragraph, and neither the Corporation nor any shareholder of the Corporation shall have any claim for breach of fiduciary duty or otherwise against any director or officer for failing to take any Bankruptcy Action.

      7. (a) The Corporation, as general partner, shall not authorize the Partnership to enter into any amendment of any document evidencing or securing the Debt Documents without the unanimous affirmative vote of the board of directors (including the vote of the Independent Director).

            (b) The Corporation shall not commingle its funds and other assets with those of any other individual, limited liability company, corporation, estate, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof and shall hold its funds and other assets in its own name.

            (c) The Corporation shall not assume, guarantee or become obligated for the debts of any other entity or hold itself out as being liable for the debts of any other entity or person (except to the extent it is liable for the Partnership's obligations due to its capacity as a general partner) or hold out its credit as being available to satisfy the obligations of any other person or entity.

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            (d) The Corporation shall not form, or cause to be formed, any subsidiaries nor acquire any interest as a general or limited partner in any partnership other than Mid-America Capital Partners, L.P..

            (e) The Corporation shall act solely in its corporate name and through its duly authorized officers or agents in the conduct of its business, shall conduct its business so as not to mislead others as to the identity of the entity with which they are concerned and shall not fail to correct any known misunderstanding regarding the separate identity of the Corporation.

            (f) The Corporation shall maintain books, financial statements, accounts, accounting records and other entity documents separate from any other person or entity.

            (g) The Corporation shall not own any assets other than those related to, or in furtherance of, its purposes set forth in Article III herein.

            (h) The Corporation shall not engage in any business activity other than as permitted by Article III herein.

            (i) The Corporation shall not cause or allow the Board of Directors of the Corporation to take any action requiring the unanimous affirmative vote of 100% of the members of the Board of Directors unless the Independent Director shall have voted in favor of such action.


            (j) The Corporation shall pay its own liabilities and expenses out of its own funds.

            (k) The Corporation shall observe all corporate formalities.

            (l) The Corporation shall maintained an arm's-length relationship with its affiliates.

            (m) The Corporation shall not acquire obligations or securities of its affiliates or shareholders.

            (n) The Corporation will allocate fairly and reasonably any overhead expenses that are shared with an affiliate, including paying for office space and services performed by any employee of an affiliate.

            (o) The Corporation shall hold and identify itself or a separate and distinct entity under its own name and not as a division or part of any other person or entity and will not identify its shareholders as a division of it.

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            (p) The Corporation shall not make loans to any person or entity and shall not buy or hold evidence of a indebtedness issued by any other person or entity (except for cash and investment-grade securities).

            (q) The Corporation shall not enter into or be a party to any transaction with its shareholders or its affiliates except in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable, and are no less favorable to it then would be obtained in a comparable arm's-length transaction with an unrelated third party.

            (r) The Corporation shall maintain adequate capital in light of its contemplated business operations.

            (s) The Corporation shall maintain separate financial statements or, if consolidated financial statements are used, such consolidated financial statements shall separately identify the assets of the Corporation separate and apart from those of any other person or entity.

            (t) The Corporation will pay the salaries of its own employees from its own funds and will maintain a sufficient number of employees in light of its contemplated business operations.

            (u) The Corporation will not pledge its assets for the benefit of any other person or entity.

            (v) The Corporation shall use separate stationery, invoices, and checks bearing its own name.

            (w) The Corporation shall correct any known misunderstanding regarding its separate identity.

            (x) The Corporation shall not transfer any direct or indirect ownership interest in the Corporation such that the transferee owns in the aggregate more than a 49% interest in the Corporation.

            (y) The Corporation shall continue to serve as the general partner of the Partnership and shall not withdraw or resign from the Partnership.

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                                   ARTICLE X

                                   AMENDMENT

      Except as set forth in Article IX, Section 5 hereof, this Certificate shall not be amended without the unanimous consent of all directors (including the Independent Director) and shareholders. In addition to the foregoing and not in limitation thereof, the Corporation shall not amend this Certificate unless the Corporation has received confirmation from all applicable rating agencies that such amendment would not result in the qualification, withdrawal or downgrade of any of the Partnership's securities rating.

                                  ARTICLE XI

      A director, officer, employee or agent of the corporation shall, to the full extent not prohibited by the Delaware General Corporation Law, as the same exists or may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages resulting from a breach of his or her fiduciary duty to the corporation.

      I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming this corporation pursuant to the Delaware General Corporation Law, do hereby declare and certify that this is my act and deed and that the facts herein stated are true and accordingly have hereunto set my hand this ____ day of ___________________, 1997.


                              Desiree M. Franklin,
                                Sole Incorporator

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